Exhibit 99.1

Affirm Holdings, Inc. Announces Pricing of Upsized Private Offering of
$1.5 billion of 0% Convertible Senior Notes due 2026

SAN FRANCISCO – November 19, 2021 – Affirm Holdings, Inc. (Nasdaq: AFRM) (“Affirm” or the “Company”) today announced the pricing of $1.5 billion aggregate principal amount of 0% Convertible Senior Notes due 2026 (the “Notes”) in a private offering (the “Offering”). The size of the Offering was increased from the previously announced $1.25 billion in aggregate principal amount. In connection with the Offering, Affirm has granted the initial purchasers of the Notes an option to purchase, within a 13-day period beginning on, and including, the date on which the Notes are first issued, up to an additional $225 million aggregate principal amount of the Notes on the same terms and conditions. The sale of the Notes to the initial purchasers is expected to settle on November 23, 2021, subject to customary closing conditions.

The Notes will not bear regular interest, and the principal amount of the Notes will not accrete. When issued, the Notes will be senior, unsecured obligations of Affirm. The Notes will mature on November 15, 2026, unless earlier repurchased, redeemed or converted in accordance with their terms prior to such date. Affirm may not redeem the Notes prior to November 20, 2024. Affirm may redeem for cash all or any portion of the Notes, at its option, on or after November 20, 2024, but only if the last reported sale price per share of Affirm’s Class A common stock exceeds 130% of the conversion price for a specified period of time.

Holders of the Notes will have the right to require Affirm to repurchase all or a portion of their Notes upon the occurrence of a “fundamental change” in cash at a fundamental change repurchase price of 100% of their principal amount plus any accrued and unpaid special interest to, but not including, the fundamental change repurchase date. Following certain corporate events or if Affirm calls the Notes for redemption, Affirm will, under certain circumstances, increase the conversion rate for holders who elect to convert their Notes in connection with such corporate event or such redemption.

The initial conversion rate of the Notes will be 4.6371 shares of Affirm’s Class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $215.65 per share of Affirm’s Class A common stock, which represents a conversion premium of approximately 55.00% to the last reported sale price of Affirm’s Class A common stock on the Nasdaq Global Select Market on November 18, 2021). Prior to the close of business on the business day immediately preceding August 15, 2026, the Notes will be convertible at the option of the holders of the Notes only upon the satisfaction of specified conditions and during certain periods. On or after August 15, 2026 until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible, at the option of the holders of Notes, at any time regardless of such conditions. Upon conversion, Affirm will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of Class A common stock of Affirm or a combination of cash and shares of Class A common stock of Affirm, at Affirm’s election, in respect of the remainder, if any, of Affirm’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

Affirm estimates that the net proceeds from the Offering will be approximately $1.48 billion (or $1.70 billion if the initial purchasers exercise their option to purchase additional Notes in full), after deducting fees and estimated expenses. Affirm intends to use the net proceeds from the Offering for general corporate purposes and to fund its plans for future growth, which may include working capital expenses, capital expenditures and associated investments.

The Notes were offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The offer and sale of the Notes and any shares of Class A common stock of Affirm issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, the Notes and such shares, if any, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the Notes (or any shares of Class A common stock of Affirm issuable upon conversion of the Notes) in any state or jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

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Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. All statements other than statements of historical fact contained in this report, including statements regarding the Company’s future results of operations and financial condition, business strategy, and plans and objectives of management for future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” “predict,” “project,” “should,” “will,” “would,” or the negative of these terms or other similar expressions. These forward-looking statements include, but are not limited to, statements concerning: the successful completion of this Offering; and the Company’s expected use of proceeds from this Offering.

Forward-looking statements are based on management’s beliefs and assumptions and on information currently available. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, including risks described under “Risk Factors” in the offering memorandum for the Offering, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this press release or to conform these statements to actual results or to changes in our expectations.

Contacts

Investor Relations
ir@affirm.com

Media
press@affirm.com

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